Exhibit 99.1
For Immediate Release
Contact:
Herm Rosenman
Senior vice president and chief financial officer
858-410-8900
FDA Grants Full Approval of PROCLEIX® ULTRIO® Blood Screening Assay
— Test Cleared to Screen Donated Blood for Hepatitis B, as well as HIV-1 and Hepatitis C, on Fully and Semi-Automated Instrument Systems —
SAN DIEGO, CA, August 13, 2008 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that the US Food and Drug Administration (FDA) has approved its supplemental regulatory application to use the PROCLEIX® ULTRIO® assay to screen donated blood for the hepatitis B virus (HBV). The FDA had previously approved the assay to screen donated blood for HIV-1 and the hepatitis C virus (HCV).
The assay is now approved to screen donated blood, plasma, organs and tissue for the three viruses in individual blood donations or in pools of up to 16 blood samples. The assay may be run on the enhanced semi-automated PROCLEIX system (eSAS) and on the fully automated, high-throughput PROCLEIX TIGRIS® system.
“Gaining full FDA approval of the PROCLEIX ULTRIO assay is an important milestone for our blood screening business,” said Hank Nordhoff, Gen-Probe’s chairman and chief executive officer. “More importantly, demonstrating that the assay intercepts HBV-infected blood donations that older tests miss is an important scientific finding that may help further safeguard the US blood supply. We are grateful to the blood screening centers that participated in the trials to demonstrate the utility of the assay”. The PROCLEIX ULTRIO assay is manufactured by Gen-Probe and sold worldwide by Chiron, a Novartis business.
Based on the full approval of the PROCLEIX ULTRIO assay on the TIGRIS system, Gen-Probe expects to record a $10 million milestone payment from Chiron as collaborative research revenue in its third-quarter financial results.
Background
In October of 2006, the FDA approved the PROCLEIX ULTRIO assay to screen donated blood, plasma, organs and tissue for HIV-1 and HCV on Gen-Probe’s semi-automated instrument system. In May of 2007, the FDA granted a similar approval to use the assay on the TIGRIS system.
However, the PROCLEIX ULTRIO assay was not approved to screen donated blood for HBV, as the initial pivotal study for the assay was not designed to, and did not, demonstrate HBV yield. Yield is defined as HBV-infected blood donations that were intercepted by the PROCLEIX ULTRIO assay, but that were initially negative based on serology tests for HBV surface antigen and core antibodies.

In early 2007, Gen-Probe and Chiron initiated post-marketing studies of the PROCLEIX ULTRIO assay to demonstrate the HBV yield required for a donor-screening claim. Based on the results of this study, Gen-Probe submitted a supplemental Biologics License Application to the FDA in February of 2008.
HBV is the most common serious liver infection in the world and is transmitted through contact with blood and body fluids. HBV infection can lead to liver failure, cirrhosis or cancer. According to the World Health Organization, more than 350 million people worldwide are chronically infected with HBV. More than one million people die annually as a result of HBV infections.
Trademarks
PROCLEIX and ULTRIO are trademarks of Novartis Vaccines and Diagnostics, Inc. TIGRIS is a trademark of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this news release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals, customer adoption and potential milestone payments are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not earn or receive milestone payments from our collaborators, (ii) the possibility that the market for the sale of new products, such as the PROCLEIX ULTRIO assay and PROCLEIX TIGRIS system, may not develop as expected, (iii) the risk that pricing or adoption of our new products will be below expectations, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vi) we are dependent on Novartis and other third parties for the distribution of products we manufacture. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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